Exhibit 10.5

CONTRACT OF EMPLOYMENT

Made and signed in Herzliya this 10th day of July 2011

BETWEEN:	Verint Systems Ltd.
33 Maskit St. Herzliya
ISRAEL, 46733
(hereinafter referred to as “VERINT” and/or “the Company”)

AND:	Verint Systems Inc.
330 South Service Road
Melville, NY 11747
(hereinafter referred to as “VSI”)

AND:	Mr. Meir Sperling Id. No. 004187050
of 5 Hadafna St., Tel-Mond 40600, Israel
(hereinafter referred to as “the PRESIDENT”)

WHEREAS	VERINT employs the PRESIDENT since September 17, 2000 (the “Commencement Date”).

WHEREAS

VERINT wishes to continue the employment of the PRESIDENT in the position of General Manager of the Company, President of ACS (Analytics Communications Solutions Business Unit of the Company) and Corporate Officer of VSI (such position, hereinafter referred to as “the Position”) and the PRESIDENT wishes to continue his employment by VERINT in the said Position solely in accordance with this contract, to be effective as of July 10, 2011 (the “Effective Date”).

IT HAS ACCORDINGLY BEEN AGREED, WARRANTED AND PROVIDED BY THE PARTIES AS FOLLOWS:

1.     Recitals, Appendices And Headings

1.1.        The recitals to this contract and the appendices annexed hereto constitute an integral part hereof.

1.2.        The clause headings in the contract are for locational convenience only and recourse shall not be had to them in the interpretation hereof.

2.     Definition Of The Position And Place Of Work

2.1.        VERINT shall continue to employ the PRESIDENT in the Position and the PRESIDENT undertakes to work for VERINT in the said Position pursuant to the terms and conditions set forth herein.

2.2.        The PRESIDENT shall continue to serve in the capacity of the Position. In such Position, the PRESIDENT shall perform duties of the type customarily performed by persons serving in such position at corporations of the size, type and nature of the Company and VSI. The PRESIDENT shall report to the Chief Executive Officer of VSI (“Supervisor”).

2.3.        For the avoidance of any doubt, it is hereby clarified that the PRESIDENT’s seniority in the Company as of the Commencement Date is preserved together with all accumulated entitlements.

2.4.        The PRESIDENT’s usual place of work shall be at VERINT’s offices at Herzelia, but the PRESIDENT is aware and agrees that:

2.4.1.         VERINT’s requirements and certain projects are likely to oblige him to leave his usual place of work from time to time and also to work outside the borders of the State of Israel, all for limited periods of time; and

2.4.2.         the PRESIDENT shall not be entitled to additional consideration from VERINT in consequence of leaving his ordinary place of work as aforesaid; in any event in which the PRESIDENT shall be required to work outside the borders of the State of Israel, the subject of covering his additional expenses and the conditions of his stay outside Israel will be addressed within the context of the Company’s procedures.

3.     The PRESIDENT’s Obligations

3.1.          Throughout the employment term at VERINT the PRESIDENT shall act towards it with honesty, dedication, fidelity and trust, he shall do everything in his power to advance its business and interests, to foster and develop them and to devote for such objects all his business time and his full energy, knowledge, qualifications and talents.

3.2.          During the term of the contract, the PRESIDENT will devote his full business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Supervisor; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of the PRESIDENT’s duties hereunder or conflict with Section 9. For the avoidance of doubt, the above shall not prevent the PRESIDENT from continuing his engagement in any activities previously approved by the Company.

3.3.          The PRESIDENT shall be required to make himself available to the Company during and beyond ordinary business hours, to the extent that the conditions of his employment and the needs of his job require such.

3.4.          Work procedures applicable to all the top management level of Verint and VSI as set or amended by Verint and VSI, as applicable, from time to time, including any Israeli Ministry of Defense security clearance requirements, shall constitute an integral part of the conditions of PRESIDENT’s employment.

3.5.          The PRESIDENT warrants that he is aware that his position in VERINT is a managerial position and also a position that requires a special degree of personal confidence and accordingly the Hours of Work and Rest Law, 5711-1951 (hereinafter referred to as “the Hours of Work and Rest Law”) shall not apply to his employment by VERINT.

3.6.          It is hereby agreed and expressed that this contract is based upon the fundamental assumption that the Hours of Work and Rest Law shall not apply to the PRESIDENT’s employment pursuant to this contract and that this clause is a fundamental condition hereof.

3.7.          It is hereby agreed that if it is asserted by the PRESIDENT or by another on his behalf or if it is held by a competent court or tribunal that the Hours of Work and Rest Law applies to the PRESIDENT’s engagement notwithstanding the aforegoing, then in lieu of the consideration payable to the PRESIDENT pursuant to this contract, the PRESIDENT’s salary shall be calculated in respect of the period of his employment at VERINT beginning from the Commencement Date such that the total cost that VERINT shall bear in consequence of employing the PRESIDENT shall not exceed the total cost that VERINT is likely to bear or shall bear pursuant hereto and on the basis of the assumption specified above.

4.     VERINT’s Obligations

4.1.          The Company shall pay the PRESIDENT a monthly salary, annual leave and benefits, all as set forth in this contract and its annexes (hereinafter referred to as “the Consideration”).

4.2.          With respect to each full fiscal year during the term of the contract, the PRESIDENT shall be eligible to earn an annual bonus award, with a target bonus opportunity of NIS 638,000 (the “Target Bonus”), based upon the achievement of performance goals established by the Compensation Committee of the Board of Directors of VSI (the “Committee”), and subsequently provided in writing to the PRESIDENT and in a manner consistent with other executive officers of VSI.  The determination as to whether the performance goals have been achieved and whether and to what extent any Target Bonus is to be paid with respect to such achievement shall be made in the sole discretion of the Committee.  The PRESIDENT shall be entitled to such increases in the Target Bonus, if any, as may be determined from time to time in the sole discretion of the Committee.  The PRESIDENT’s annual bonus award, as in effect from time to time, is hereinafter referred to as the “Annual Bonus.”  The Annual Bonus will be paid in accordance with VSI’s normal practices for senior executive bonuses, but no later than the later of the 15th calendar day of the third month following the end of the PRESIDENT’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service (“Section 409A”) or the 15th calendar day of the third month following the end of the Company’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture”.  For the avoidance of doubt, unless otherwise provided in this Agreement, the PRESIDENT’s Annual Bonus shall remain subject to a “substantial risk of forfeiture” until the date when the Committee makes a determination as to the satisfaction of the relevant performance goal or goals relating to such bonus and the extent of the payment thereof.

5.     Monthly Salary

5.1.          The PRESIDENT’s overall commencing (gross) monthly salary (hereinafter, and including the provisions of clauses 5.2 to 5.3, referred to as the “Salary”) is NIS 109,609 (one hundred and nine thousand six hundred and nine new Israeli Shekels).

5.2.          The PRESIDENT shall be entitled to such increases in his Salary, if any, as may be determined from time to time in the sole discretion of the Committee. In any case, the PRESIDENT’s Salary will be updated in accordance with applicable Extension Orders.

5.3.          The Salary shall be paid each month into the PRESIDENT’s bank account at the time when the Company pays the salaries to the Company’s other executive officers.

5.4.          Without derogating from other entitlements under this contract and its annexes, the PRESIDENT shall only be entitled to 12 Salaries each year.

5.5.          Taxes and mandatory payments under any law shall be deducted from the PRESIDENT’s Salary and from any other consideration or bonus unless otherwise expressly stated in this contract.

5.6.          Unless otherwise expressly stated in this contract, the PRESIDENT’s Salary shall be the basis for auxiliary payments, provisions, social rights, severance pay, annual leave pay, sick pay, etc.

6.     Annual Leave, Convalescence, Sickness And Military Reserve Duty

6.1.          The PRESIDENT shall be entitled to annual leave of 23 (Twenty-three) working days each year, as defined in the Company’s procedures in such regard. The PRESIDENT shall coordinate annual leave times with the Supervisor.

6.2.          The PRESIDENT’s right to accrue leave days and/or redeem leave days shall be as set forth below:

6.2.1.             The PRESIDENT shall use his best efforts to actually utilise the full annual leave quota mentioned in clause 6.1 above from year to year.

6.2.2.             Subject to clause 6.2.1 above, the PRESIDENT shall be entitled to accrue unutilised leave not exceeding two (2) times the leave quota mentioned in clause 6.1 above; that is to say, not more than 46 working days.

6.2.3.             Any unused annual leave days exceeding such quota shall be redeemed by way of payment to the PRESIDENT at the end of each fiscal year in accordance with Company’s policy. For the avoidance of any doubt, the parties agree that the above mentioned means that only contractual vacation days, which are above the statutory quota, are redeemed.

6.2.4.             A “year” for the purpose of calculations relating to the PRESIDENT’s leave right is in accordance with the practice in respect of all the Company’s employees (today and pursuant to the Annual Leave Law - a period commencing on January 1st in a specific year and ending on 31st December in the same year).

6.2.5.             The Company’s procedures relating to the entitlement to leave shall apply to any matter not otherwise provided above.

6.3.          The PRESIDENT shall be entitled to VERINT’s contribution to convalescence pay, as provided in the extension order that applies to VERINT and the PRESIDENT with regard to convalescence pay.

6.4.          The PRESIDENT’s rights to sick pay shall be pursuant to the provisions of the Sick Pay Law, 5736-1976, and other sick pay laws (due to absences for reasons of illness of a parent or child - heaven forefend), subject to the following provisions:

6.4.1.             For each sick day, the PRESIDENT shall be entitled to sick pay at a rate of 100% of the Salary (and not according to the lower rate as provided in the law) and to any other payment or benefit the PRESIDENT is entitled to from the first date of his absence due to sickness.

6.4.2.             If monies are paid to the PRESIDENT in respect of sick days by the National Insurance Institute and/or an insurance company, pursuant to loss of working capacity insurance, and/or a pension fund and/or another provident fund, as the case may be, these monies may be set off against the consideration that shall be due to the PRESIDENT from the Company in respect of the said sick days pursuant to clause 6.4.1 above, all in accordance to the provisions of Section 11 to the Sick Pay Law.

6.4.3.             Notwithstanding the above, in the event that the PRESIDENT has submitted a claim for loss of capacity insurance or payment from the National Insurance Institute of Israel due to a disability and has exercised all of his accrued sick days and subsequently all of his accrued annual leave, and such payments have not yet commenced, the Company will pay the PRESIDENT his Salary and all benefits during such period until the earliest of the following: (i) the PRESIDENT is eligible to receive any such payments, (ii) the date on which the claim for loss of capacity is denied or (iii) ninety day period. In the event that such payment is approved for retroactive payments, the Company will setoff any payments made by it except with regard to annual leave. In the event that such claim is denied, the PRESIDENT shall return (or the Company shall have the right to setoff from any payments due or owing) the compensation (and cash equivalent of any benefits) paid or provided to the PRESIDENT during the period commencing on the first day on which all of the accrued sick days and annual leave expires and the date on which the claim is denied.

6.5.          The PRESIDENT shall be entitled to continue receiving his Salary from VERINT, including all the conditions and benefits pursuant to this contract, for the period in which he is on military reserve duty, provided that he gives VERINT the necessary documents in order to recover the maximum possible amount from the National Insurance Institute in respect of the period of the PRESIDENT’s reserve military duty.

7.     Fringe Benefits

7.1.          The PRESIDENT shall continue to receive employee benefits and be eligible to participate in all employee benefit plans in a manner commensurate with other senior executive officers of VSI, in addition to the specific benefits specified in this section 7.

7.2.          The Company shall continue to make the following monthly payments into the a Study Fund at PRESIDENT’s election:

7.2.1.             7.5% of the PRESIDENT’s Salary; and

7.2.2.             2.5% of the PRESIDENT’s Salary shall be deducted on a monthly basis for PRESIDENT’s portion of the study fund, and shall be transferred into the fund by the Company.

Nothing in the aforesaid shall prevent the PRESIDENT from choosing an alternative fund, in accordance with and subject to the provisions of the Law of Supervising Financial Services (Kupot Gemel) 2005. Upon signing this contract, PRESIDENT hereby requests to continue PRESIDENT’s current study fund allocation.

It is hereby clarified that the sums contributed by the Company to the Study Fund may exceed the exempted limit recognized by the Income Tax Authority from time to time.

Notwithstanding the aforegoing and provided that VERINT shall not be occasioned any additional cost whatsoever, directly or indirectly, the Company’s contributions of the portion of the Salary exceeding the exempted limit (as such limitation shall be determined from time to time), shall be paid to the PRESIDENT each month directly, in addition to the Salary at the date of payment of the Salary. For the avoidance of any doubt it is hereby clarified that in any event of termination of employment, for any reason, the PRESIDENT shall be entitled to receive all the payments accrued in and added to the Study Fund.

Upon the termination of the term of this contract and the PRESIDENT’s employment pursuant hereto for whatsoever reason (whether on his own initiative or not on his own initiative), VERINT shall attend to transferring all the rights and benefits pursuant to the said study fund to the PRESIDENT. For such purpose, VERINT undertakes to sign every document and/or approval required at law or the study fund.

7.3.          The PRESIDENT is entitled to a Company Car to be chosen by the PRESIDENT at his sole discretion with all maintenance and usage expenses paid by the Company. Such Company Car shall not be inferior to class 5.

7.4.          The PRESIDENT is entitled to a cell phone for his use in the course of performing his work with all monthly charges paid by the Company.

7.5.          The PRESIDENT is entitled to a Laptop and BlackBerry for his use in the course of performing his work with all monthly charges paid by the Company.

7.6.          The PRESIDENT shall be entitled to an examination by the institute called “Seker Menahalim” (or an equivalent) once a year that shall be financed for him by the Company.

7.7.          The PRESIDENT shall be entitled to a private health insurance coverage for VERINT’s employees, which VERINT purchased from an insurance company on its own expense (A copy of the precise details of the policy, the extensions to it and the conditions of it, can be obtained from Human Resources). The PRESIDENT shall be entitled to purchase an extended coverage for himself and to also insure his family, at his expense, in accordance with the conditions of the above mentioned policy.

8.     Provisions And Deductions For Severance, Emoluments And Loss Of Working Capacity Insurance

8.1.          The parties agree that until otherwise is agreed between them, the Company will continue to monthly contribute from the Salary to all of the Executive’s existing pension arrangements (including with respect to severance, emoluments and loss of working capacity) and shall continue to deduct the amount payable on the Executive’s account towards such pension arrangements, all as existed prior to signing this contract and as detailed under Annex A1 (hereinafter referred to as “Pension Arrangement”).

8.2.          Once a year and immediately upon the decision to increase the PRESIDENT’s Salary, VERINT shall augment to the Pension Arrangement the difference between the statutory severance pay amount (calculated as if the PRESIDENT is entitled to severance pay based on the increased salary due to his entire period of employment with the Company) and the amounts accrued on account of severance pay created by the increase of the PRESIDENT’s Salary (if increased).

8.3.          The rates of the payments (of the Company and the PRESIDENT) to the Pension Arrangement, as aforesaid, are subject to changes that shall apply at law, if and insofar as they change at law, while distinguishing between the employee’s part and the Company’s part, provided that the Company’s payments shall not exceed the payments that apply to the Company, unless otherwise required by law.

8.4.          The above contributions to the emoluments component and to the loss of working capacity component of the Pension Arrangement (both employer and employee parts) shall continue to be made only from the portion of the Salary up to the exempt ceiling recognized by the Income Tax Authorities as will be from time to time (“Tax Ceiling”). In addition, the Company’s contributions to the emoluments component and to the loss of working capacity component of the Pension Arrangement from the portion of the Salary above the Tax Ceiling will continue to be paid directly to the Executive on the same date on which his Salary is regularly paid. For the avoidance of any doubt, the Company’s contributions to the severance pay component will continue to be made from the entire Salary.

8.5.          Nothing in the aforesaid shall prevent the PRESIDENT from changing his pension arrangements or any of them in accordance with and subject to the provisions of the Law Supervising Financial Services (Kupot Gemel) 2005. The PRESIDENT shall give written notice to the Company of his selection and in the absence of a notice as aforesaid, the Company shall continue the PRESIDENT’s current Pension Arrangement as detailed in Annex A1.

8.6.          Upon the termination of the term of this contract and the PRESIDENT’s employment pursuant hereto for whatsoever reason (whether on his own initiative or not on his own initiative, save for termination for cause under Israeli law (meaning circumstances that under Israeli law entitles the Company to terminate the President’s employment and deny him severance pay)(hereinafter in this section - “Cause under Israeli Law”), VERINT shall attend to transferring all the rights and benefits (including on account of severance pay) pursuant to the said Pension Arrangement or any alternative pension arrangement, as the case may be, to the PRESIDENT. For such purpose, VERINT undertakes, inter alia, to sign every document and/or approval required at law, including notice of termination of employment and form 161. Notwithstanding the foregoing, only in termination of employment by the Company for cause under Israeli law the Company (i) will not be obligated to transfer the severance pay component accrued in such funds due to any period of employment with the Company and (ii) shall be entitled to withdraw any accrued severance pay monies.

8.7.          Under any circumstances of termination of employment (including resignation), excluding termination for Cause under Israeli Law, the Company shall pay the PRESIDENT any shortfall, if exists, between the sums accumulated in the severance component of the PRESIDENT’s Pension Arrangement, and the statutory severance pay amount under applicable law.

9.     Confidentiality Of Service Invention And Non-Competition In The Cooling-Off Period - Remunerated With Special Consideration

9.1.          The PRESIDENT will not at any time (whether during or after PRESIDENT’s employment with the Company) (A) retain or use for the benefit, purposes or account of PRESIDENT or any other person other than the Company or its affiliates; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company and its affiliates (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (hereinafter the “Confidential Information”) without the prior written authorization of the Company other than for the purposes of performing the Position.

9.2.          “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of PRESIDENT’s breach of this covenant; (B) made legitimately available to PRESIDENT by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided that the PRESIDENT shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

9.3.          Upon termination of PRESIDENT’s employment with the Company for any reason, PRESIDENT shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) of the Company, its subsidiaries or affiliates; (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in PRESIDENT’s possession or control (including any of the foregoing stored or located in PRESIDENT’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise related to the business of the Company, its affiliates and subsidiaries, except that PRESIDENT may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (C) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which PRESIDENT is or becomes aware. Nevertheless, the PRESIDENT may retain documents relating to the terms of his Employment, this contract or as required under applicable law.

9.4.          The PRESIDENT shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information relating to a former employer or other third party without the prior written permission of such third party. PRESIDENT shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. PRESIDENT acknowledges that the Company may amend any such policies and guidelines from time to time, and that PRESIDENT remains at all times during the term of the contract bound by their most current version

9.5.          It is agreed by the parties that in order to protect the Confidential Information and because the PRESIDENT, who has been and shall be exposed in an extensive and in-depth manner to the information and to trade, professional and technological secrets of VERINT in the past and in the present and to its long-term plans and strategies, the President shall in the term of the contract and for 12 months after the termination of labour relations between the Company and the PRESIDENT for whatsoever reason (hereinafter referred to as the “Cooling-Off Period”), refrain from competing with VERINT, including with its subsidiaries and related and affiliated companies, in any sphere relating to the development, marketing, distribution, sale, or support of products or services that are competitive with the products or services offered by VERINT or a related company on the date hereof or new lines of business at VERINT or in a related company that operates or is deployed to operate in the said spheres (hereinafter referred to as the “Spheres”) during the term of the PRESIDENT’s employment with the Company. Furthermore, in the said 12 months period the PRESIDENT shall also refrain from being an interested party or officer in an entity or business whatsoever that competes with VERINT and/or a company related to it in the said Spheres (hereinafter referred to as “A Competing Entity or Business”) and from being engaged and/or employed by A Competing Entity or Business as aforesaid, or from contracting in respect of doing any of the aforegoing, whether directly or indirectly, and in any capacity whatsoever, provided that a competing entity or business as aforesaid engages in the Spheres as provided in this clause. Notwithstanding the above, the President shall not be prevented from serving as a board member or as a member of an advisory board in companies which are not in direct competition with the Company and/or VSI.

9.6.          The PRESIDENT also temporarily undertakes in the Cooling-Off Period mentioned in clause 9.5 above, both by virtue of the duty of fidelity and good faith and also by virtue of VERINT’s proprietary rights and protected interest in its secrets and trade contacts, not to solicit or attempt to solicit customers of VERINT or employees of VERINT with whom he became acquainted by virtue of his employment with VERINT and for its benefit to cease their relationship with Verint, and all only in all matters relating to the Spheres as defined in clause 9.5 above.

9.7.          The PRESIDENT’s undertakings to safeguard the Company’s information and secrets and the restriction of competition and employment as aforesaid are intended to protect VERINT’s secrets and legitimate interests.

The PRESIDENT warrants that his above undertakings do not restrict his earning capacity for his livelihood and his right to professional fulfilment and personal realisation in the Cooling-Off Period, having regard to his education, profession, qualifications and experience, including the general know-how and general experience that the PRESIDENT has acquired and shall acquire for himself in the period of employment with VERINT. In any event the above temporary and narrow undertakings are fair, moral and reasonable in their essence, extent and validity insofar as they impair and shall impair the PRESIDENT’s freedom of employment.

9.8.          It is hereby agreed that the Resettlement Grant, as set forth in Annex A2, constitute and shall constitute special and agreed and fair consideration for the restrictions that the PRESIDENT has assumed as set forth above (hereinafter referred to as the “Special Consideration”).

9.9.          If the PRESIDENT breaches any of the provisions of clause 9 above during the term of the contract and/or the Cooling-Off Period, it is agreed by the parties that the breach shall be deemed a fundamental breach of this contract. Without derogating from the aforegoing and from any other remedy or relief, the PRESIDENT shall be liable to forthwith return to the Company the Special Consideration, together with linkage differentials and interest from the date of receipt thereof until the date of the actual return thereof.

9.10.        For the avoidance of doubt, the term “Company” shall also include VSI and any of its subsidiaries.

10.      The Term Of The Contract And Termination Hereof

10.1.        This contract (and the labour relations between the Company and the PRESIDENT pursuant hereto) is a contract for an indefinite term commencing on the Effective Date. During the term of the contract each party shall be entitled to terminate this contract as provided below -

(a)          In the event that the Company dismisses the PRESIDENT - written notice thereof shall be given to the PRESIDENT in a prior written notice of at least ninety (90) days, unless such termination is for Cause as defined in section 10.4 in which notice shall be given only to the extent required under the Cause definition.

(b)           In the event that the PRESIDENT resigns - the PRESIDENT shall give the Company prior written notice of at least ninety (90) days, unless such resignation is for Good Reason (as defined in Annex

2), in which notice shall be given only to the extent required under the Good Reason definition.

(hereinafter “Prior Notice Period”)

During the Prior Notice Period (on resignation or dismissal) as aforesaid the PRESIDENT shall be under a duty to continue working for the Company. However, VERINT shall be entitled, in its sole discretion, to waive all or part of the PRESIDENT’s actual employment during the said period or, in its sole discretion, to advance the date of the severance of the labour relations between the Company and the PRESIDENT, that is to say to shorten the said agreed Prior Notice Period, and also including to totally cancel the Prior Notice Period, by giving him notice together with payment in lieu of the Prior Notice Period or any portion thereof, as long as any such payment in lieu will be calculated based on the Salary and all social benefits and any other benefits to which the PRESIDENT would have been entitled pursuant to any law and any agreement, including this contract (including all of the President’s termination benefits), for any Prior Notice Period that was not given.

For the avoidance of doubt, the resettlement grant payments pursuant to Annex A2 shall be in addition to the Company’s duty, if and insofar as such arises for it, for payment in lieu of prior notice in respect of the full or shortened Prior Notice Period, as the case may be.

The labour relations between the PRESIDENT and the Company shall be severed for all intents and purposes at the end of the Prior Notice Period or the date on which the PRESIDENT’s employment with the Company shall terminate pursuant to clause 10.10.3 below.

10.2.        It is hereby agreed that unless due to dismissal pursuant to clause 10.3 below, the PRESIDENT shall be entitled to full consideration and ancillary conditions during the prior notice period.

10.3.        Notwithstanding the provisions of clauses 10.1 and 10.2 above, VERINT shall be entitled to terminate the term of this contract and the PRESIDENT’s employment pursuant hereto forthwith, and without any prior notice, for “Cause” (as defined in 10.4 below) and any labour relations between the Company and the PRESIDENT shall be severed for all intents and purposes as of the date of such notice for Cause. The aforegoing does not derogate from the provisions of section 7 of the Contracts (Remedies for Breach of Contract) Law, 5731-1970.

10.4.        “Cause” shall mean one or more of the following:

10.4.1.        (i) conviction of, or plea of guilty or nolo contendere to a felony or (ii) indictment for a crime involving dishonesty, fraud, or moral turpitude which is materially harmful to the Company or any of its Subsidiaries (including reputational harm);

10.4.2.        willful and intentional breach of the PRESIDENT’s obligations to the Company or any of its Subsidiaries or pursuant to this Agreement, which is materially harmful to the Company or any of its Subsidiaries;

10.4.3.        willful misconduct, or any willful dishonest or willful fraudulent act by the PRESIDENT in connection with the PRESIDENT’s performance of his duties for the Company which is materially harmful to the Company;

10.4.4.        material violation of any U.S. federal securities laws, rules or regulations, as determined by a U.S. court or any other U.S. governmental body of competent jurisdiction;

10.4.5.        material violation of any material Company policy or procedure provided to the PRESIDENT, including without limitation a material violation of the Company’s Code of Business Conduct and Ethics and the Company’s policies on harassment, discrimination or substance abuse, resulting in material and demonstrable harm to the Company; or

10.4.6.        gross neglect of his material duties for the Company which is materially harmful to the Company or any of its Subsidiaries;

All provided, that no termination for Cause shall qualify as a termination for Cause under this Agreement unless made by a majority of the Board of VSI, at a meeting of the Board held for such purpose, where Executive and his counsel had an opportunity, on at least 15 days notice, to be heard before the Board of VSI; provided, further, if such conduct is capable of being cured, such conduct will only be considered Cause if the Company has first notified the President in writing of such circumstances and the President has failed to cure, to the extent curable, it within 15 days of receiving such notice.  The term “Company” for this section 10.4 shall also be understood to include VSI.

10.5.  For the avoidance of doubt, this definition of Cause shall only apply on and after the date of this Agreement.  For the further avoidance of doubt, only facts and circumstances which occur on or after the date of this Agreement that constitute Cause may be considered Cause under this Agreement.  Nothing in this provision shall be read to be inconsistent with Section 7 of Annex A hereto.

10.6.        If the exercise or sale of any vested Verint stock option, restricted stock, restricted stock unit, deferred stock awards or any other type of equity award held by the PRESIDENT upon the termination of the PRESIDENT’s employment with the Company shall be limited or prohibited under applicable law or Company policy or due to the inability to trade the shares on a stock exchange, then the vested Verint stock options, restricted stock, restricted stock unit, deferred stock awards or any other type of equity award shall expire (if applicable) only upon the end of a period of thirty (30) days after such limitations or prohibitions are no longer in effect and the shares are freely tradable on a stock exchange.

11.   Officer’s Insurance And Indemnity

The Company and VSI agrees that if the PRESIDENT is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the PRESIDENT is or was a director, officer, employee, consultant or agent of the Company or VSI or any of their affiliates, or is or was serving at the request of, or on behalf of, the Company or VSI as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the PRESIDENT’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company or other entity, VSI, the Company and its successors and/or assigns will indemnify, hold harmless and defend the PRESIDENT to the fullest extent permitted or authorized by the Company’s and/or VSI’s certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing his rights to indemnification or contribution, advancement of expenses or coverage under directors’ and officers’ liability insurance policies) incurred or suffered by the PRESIDENT in connection therewith, and such indemnification shall continue as to the PRESIDENT even though he has ceased to be a director, officer, member, employee, consultant or agent of VSI, the Company or other entity and shall inure to the benefit of the PRESIDENT’s heirs, executors and administrators.  VSI and/or the Company shall reimburse the PRESIDENT for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, provided that the PRESIDENT provides notice to the Company prior to retaining counsel in connection with any Proceeding) incurred by him in connection with any Proceeding promptly after receipt by VSI of a written request for such reimbursement and appropriate documentation associated with these expenses.  Such request shall include an undertaking by the PRESIDENT to repay the amount of such advance if it shall ultimately be determined by a final, non-appealable decision of a court of competent jurisdiction that he is not entitled to be indemnified against such costs and expenses.  VSI and the Company also agree to have any successor to all or substantially all of its business or assets to expressly agree to assume the Company’s and/or VSI’s obligations under this clause 11.

Neither the failure of VSI or the Company (including its respective board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the PRESIDENT under this clause 11 that indemnification of the PRESIDENT is proper because he has met the applicable standard of conduct, nor a determination by VSI or the Company (including its respective board of directors, independent legal counsel or stockholders) that the PRESIDENT has not met such applicable standard of conduct, shall create a presumption or inference that the PRESIDENT has not met the applicable standard of conduct.

VSI and the Company agree to continue and maintain a directors’ and officers’ liability insurance policy covering the PRESIDENT at a level, and on terms and conditions, no less favorable to him than the coverage VSI and/or the Company provides other similarly-situated executives or directors until such time as suits against the PRESIDENT are no longer permitted by law.  In all events, the PRESIDENT shall be covered, in respect of the PRESIDENT’s activities as an officer, director or employee of VSI and/or the Company, or any of their affiliates, by VSI’s or the Company’s (or any of their affiliates’) directors and officers liability insurance policy with a top rated insurer with the usual coverage (with respect to scope and period) and deductibles in a total policy amount not to be less than $10,000,000 or other comparable policies, if any, obtained by VSI’s and/or the Company’s (or any of their affiliates’) successors, to the fullest extent permitted by such policies.

Nothing in this clause 11 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses or coverage under any directors’ and officers’ liability insurance policies the PRESIDENT would otherwise have under VSI’s and/or the Company’s or any affiliate’s certificate of incorporation or by-laws or under applicable law.

12.   Expenses Indemnification

VERINT shall cover the PRESIDENT’s entertainment and subsistence expenses incurred in connection with his employment with VERINT against receipts, in accordance with the Company’s procedures.

13.   Work procedures, employment conditions and security vetting

Work procedures and employment conditions as set or amended by VERINT from time to time shall constitute an integral part of the conditions of this contract. Furthermore, this employment contract shall be conditional upon the PRESIDENT’s obtaining and keeping the security vetting required for the purpose of performing his Position, in accordance with the guidelines of the competent security authorities, and VERINT’s policy.

14.   Transference Of The Position

The PRESIDENT undertakes that upon giving and/or receiving prior notice of dismissal or resignation, for whatsoever reason, he shall transfer his Position in an orderly manner in accordance with VERINT’s instructions and shall return VERINT all the documents, information, equipment and other material that reached him or were prepared by him in connection with his employment with VERINT subject to clause 9.3 above.

15.   Exhaustive Contract And Exhaustion Of Rights And Validity Hereof

15.1.        This contract including Annex A1 and A2 hereto contains, embodies, merges, expresses and exhausts all the terms and conditions agreed upon by the parties with regard to the PRESIDENT’s employment with VERINT following the Effective Date, retention bonus, outstanding stock options, restricted stock, restricted stock units, deferred stock awards and any other equity awards held by the PRESIDENT. All assurances, sureties, written or oral agreements, undertakings or representations with regard to the subject matter of this contract that were given or made by the parties prior to the execution hereof and that have not found explicit expression herein do not add to the obligations and rights prescribed herein or deriving therefrom or derogate therefrom or amend them.

15.2.        An amendment to any of the provisions of this contract or a waiver of any of the rights provided herein or deriving therefrom shall not be valid unless made in writing and signed by the party against whom the amendment or waiver is asserted.

15.3.        The parties mutually and in good faith warrant that prior to executing this contract they carefully perused it and the various provisions hereof, that negotiations on the contents and various terms and conditions hereof were conducted and each party had the opportunity of consulting, that they well understand their agreed rights and duties pursuant hereto and that neither of them has nor shall have any complaint or claim with regard to the validity and/or fairness of this contract or any of the provisions hereof.

15.4.        VSI, as a party to this contract, may enforce this contract on behalf of itself or the Company, directly against the PRESIDENT and similarly, the PRESIDENT may also enforce this contract directly against VSI.

16.   Governing Law and Jurisdiction

This contract shall be governed by and construed in accordance with Israeli law, without regard to conflicts of laws principles thereof.  The parties hereby submit to the exclusive jurisdiction of the competent courts in Israel in regard to any claim or matter arising out of or in connection with this contract.

17.     Notices

The addresses of the parties to this contract are as specified in the recitals hereto and any notice relating to this contract that shall be given by one party to the other shall be deemed as having been delivered to its addressee at the time it reached it/him or if sent by registered post to the said addresses - at the time it reached its addressee or at the end of three (3) days from the time of despatch as aforesaid - whichever is the earlier.

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS

ON THE DATE AND AT THE PLACE FIRST STATED ABOVE

/s/ Dganit Zahavi	/s/ Meir Sperling
VERINT SYSTEMS LTD.	Meir Sperling

/s/ Peter Fante
VERINT SYSTEMS INC.

Annex A2 — Additional Terms

During the term of the contract, as defined in the Contract of Employment to which this Annex A2 is attached (the “Contract”), the Company and the PRESIDENT further agree to the terms set forth in this Annex A2.  For the avoidance of doubt, the provisions of Sections 1, 2, 6, and 11 of this Annex A2 shall apply and be operative regardless of whether or not the PRESIDENT’s employment is terminated and the entirety of this Annex A2 shall form a part of the Contract whether or not referred to by the body of the Contract.

1.             Definitions.  Except as otherwise provided in this Annex A2, defined terms used herein will mean as set forth in the Contract.  In addition, for purposes of this Annex A2:

a.             “Accrued Rights” shall mean “ (i) any outstanding salary; (ii) any Annual Bonus earned, but unpaid, paid in accordance with Section 4 of the Contract; (iii) payment for accrued but unused vacation; (iv) such employee benefits, if any, as to which the PRESIDENT may be entitled under the employee benefit plans of the Company, in accordance with the terms of such benefit plans, including under any insurance coverage; (v) any outstanding convalescence payment; (vi) all amounts and rights accrued (or added) in the Pension Arrangement and/or any alternative pension arrangement and/or Study Fund, including on account of severance pay; (vii) payment in lieu of the Prior Notice Period or any portion thereof, calculated as provided in the Contract, for the Prior Notice Period that was not given; (viii) any vested equity awards, including but not limited to any vested options, in accordance with the terms of the option plans and/or award agreement.

b.             “Board” means the Board of Directors of VSI.

c.             “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subparagraphs shall have occurred:

(i)            (the acquisition by any Person, entity or affiliated group (other than Comverse), in one or a series of transactions, of more than 50% of the voting power of VSI, or the acquisition of all the common stock of VSI (other than equity held by employees which is assumed in such transaction) following which the common stock of VSI is no longer publicly traded;

(ii)           the requirement that any Person, entity or affiliated group (other than Comverse) consolidate with its financial results the financial results of VSI;

(iii)          a merger or consolidation in which the holders of VSI’s equity securities would not be holders of 50% or more of the voting power of the merged or consolidated entity;

(iv)          a sale of all or substantially all of VSI’s assets; or

(v)           during any period of two consecutive years, Incumbent Directors cease to constitute at least a majority of the board.  “Incumbent Directors” shall mean: (1) the directors who were serving at the beginning of such two-year period, (2) any directors whose election or nomination was approved by the directors referred to in clause (1) or by a director approved under this clause (2), and (3) at any time that Comverse owns a majority of the voting power of VSI, any director nominated by Comverse.

d.             “Change in Control Termination” means the PRESIDENT’s employment is terminated by the Company without Cause or by the PRESIDENT for Good Reason as defined below (i.e., excluding a termination by the Company for Cause, by the PRESIDENT without Good Reason, or as a result of death or Disability):  (i) upon, or within 12 months following, a Change in Control, or (ii) at a time when VSI or Comverse is party to an agreement, the consummation of which would result in the occurrence of a Change in Control (whether or not a Change in Control actually occurs), or (iii) within the six (6) month period preceding the entrance by VSI or Comverse into an agreement, the consummation of which would result in the occurrence of a Change in Control (whether or not a Change in Control actually occurs), and such termination is made in contemplation of or in connection with the potential Change in Control, or  (iv) within the nine (9) month period preceding the consummation of a Change in Control, and such termination is made in contemplation of or in connection with the potential Change in Control, or (v) in connection with a Board resolution or consent authorizing the payment of the amounts and benefits described Section 4 of this Annex A2.

e.             “Comverse” means Comverse Technology, Inc.

f.              “Disability” means disabled within the meaning of the Company’s applicable long-term disability plan then in effect.

g.             “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

h.             “Good Reason” means the occurrence of any of the following events without PRESIDENT’s prior written consent: (i) a significant reduction in the PRESIDENT’s authorities, duties, position, titles or reporting status; (ii) the assignment to the PRESIDENT of duties inconsistent with the PRESIDENT’s Position or an adverse alteration in the nature of the PRESIDENT’s duties and/or responsibilities, reporting relationships, positions, titles or authority; (iii) a reduction by the Company in the PRESIDENT’s Salary or Target Bonus or the failure by the Company to timely contribute its portion in the Study Fund and the Pension Arrangement in accordance with the terms of the Contract; (iv) the relocation of the PRESIDENT’s own office location by more than 25 miles; (v) a material breach by the Company of any provision of this Agreement or any other agreement between PRESIDENT and Company and its

Subsidiaries; (vi) any failure by the Company to obtain the assumption in writing of any obligation of the Company or any affiliate to perform any agreement between PRESIDENT and the Company or any affiliate by any successor to all or substantially all of the assets of the Company, whether by operation of law or contractually, as of the date of such transaction; or (vii) any failure to elect the PRESIDENT to the Company’s board of directors and to the Position or removal of the PRESIDENT from the Company’s Board of directors or as President of ACS or General Manager of the Company (other than for Cause in accordance with this Contract), unless President’s service as a director of the Company becomes a violation of law, in which case his removal or failure to re-elect shall not constitute Good Reason; provided that the events described above shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the PRESIDENT of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 90th calendar day following the later of its occurrence or the PRESIDENT’s knowledge thereof, unless the PRESIDENT has given the Company written notice thereof prior to such date, however, if the PRESIDENT does not claim Good Reason as a result of an event within such period, the PRESIDENT shall not be deemed to have waived the right to claim Good Reason upon the occurrence of a subsequent (or similar) event.

i.              “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) VSI or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of VSI or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of VSI in substantially the same proportions as their ownership of stock of VSI.

j.              “Resettlement Grant” means, in the case of the PRESIDENT’s termination of employment by the Company without Cause or by the PRESIDENT for any reason, an amount equal to the PRESIDENT’s Salary and all social benefits and other benefits the President is entitled to receive each as in effect on the Termination Date (as defined below), for the Resettlement Period.  For the avoidance of doubt it is further agreed that any Resettlement Grant does not constitute a salary component that carries any social rights whatsoever.

k.             “Resettlement Period” means a number of months (including fractions thereof) equal to (i) ten (10), plus (ii) one month for each full and partial years of the PRESIDENT’s employment with the Company commencing at September 1, 2010 (and pro rata to the period that the PRESIDENT shall actually work for the Company in the last year in case employment shall be terminated after September 1st).

l.              “Subsidiary” of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests, of which is sufficient to elect at least a majority of the

Board or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

m.            “Termination Date” means the day in which the employment relationship between the PRESIDENT and the Company is ended.

2.             Clawback.  Notwithstanding anything to the contrary, if VSI’s financial statements for FY 2012 and thereafter for any fiscal year are restated due to material noncompliance, as a result of misconduct by the PRESIDENT, with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year, the PRESIDENT shall, at the request of the Committee, return or forfeit, as applicable, all or a portion (but no more than one-hundred percent (100%)) of the net amount of any bonus or any incentive award (including equity awards) made to the PRESIDENT during the term of the contract as incentive for the specific fiscal year or years (in the case of equity awards granted during the term of the contract only, the portion of the award vested during such fiscal year or years) required to be restated for FY 2012 and thereafter.  For example, if the PRESIDENT is granted an award during the term of the contract and in FY 2012 that vests in installments based on performance in FY 2013 and 2014, and the Company’s financial statements for FY 2013 are required, as a result of misconduct by the PRESIDENT, to be restated due to material noncompliance with any financial reporting requirements as set forth above, only the portion of the award which vests in FY 2013 based on either time vesting or achievement of the performance targets for FY 2013 (or both, as applicable) shall be subject to clawback in accordance with this Section 2, but the portion of the award which vests in FY 2014 shall not be subject to forfeiture or clawback.  Or, if based on the same facts as set forth in the preceding sentence, The PRESEIDENT is paid a bonus in FY 2013 for performance in FY 2012, such bonus shall be subject to clawback in accordance with this Section 2, but not any bonus paid for any other fiscal year.  The amount to be recovered from the PRESIDENT shall be the amount by which the bonus or incentive compensation award exceeded the amount that would have been payable to the PRESIDENT had the financial statements been initially filed as restated (including, but not limited to, the entire award), as reasonably determined by the Committee.  The Committee shall determine whether VSI or the Company shall effect any such recovery (i) by seeking repayment from the PRESIDENT, (ii) by reducing (subject to applicable law, including Section 409A, and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the PRESIDENT under any compensatory plan, program or arrangement maintained by VSI or the Company, (iii)

by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with VSI’s or the Company’s compensation practices, or (iv) by any combination of the foregoing.

3.             Termination by the Company Without Cause or by the PRESIDENT for Good Reason (Other Than in Connection With a Change in Control).

a.             Without derogating from any other rights granted under the Contract or law to the PRESIDENT, if the PRESIDENT’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if the PRESIDENT resigns for Good Reason, the PRESIDENT shall be entitled to receive:

(i)            the Accrued Rights, and any shortfall between the sums accumulated in the severance component of the PRESIDENT’s Pension Arrangement and/or any alternative pension arrangement and the statutory severance pay under applicable law (if exist).

(ii)           subject to the PRESIDENT’s continued compliance with the provisions of Section 9 of the Contract, and in addition to any amounts otherwise provided pursuant to the Contract, a lump sum cash payment of the Resettlement Grant, payable to the PRESIDENT on the 60th calendar day following the Termination Date, and

(iii)          subject to clause 3(b) below:

(A)          A lump sum cash payment equal to 12 months  Salary, as in effect on the Termination Date, or if higher, as of the date immediately prior to the first event or circumstance constituting Good Reason in connection with such departure, payable on the 60th calendar day following the Termination Date.

(B)           A lump sum cash payment of a pro rata portion of the Annual Bonus, if any, that the PRESIDENT would have been entitled to receive pursuant to Section 4 of the Contract in such year following the conclusion of the performance period, based upon the percentage of the fiscal year that shall have elapsed through the Termination Date, VSI’s and the Company’s actual performance for the applicable performance period, payable at the same time bonuses are paid to other senior executives of the Company for such fiscal year, but no later than the later of the 15th calendar day of the third month following the end of the PRESIDENT’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A) or the 15th calendar day of the third month following the end of the

Company’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (the “Pro Rata Bonus”).

(C)           A lump sum cash payment equal to 100% of the average Annual Bonus actually paid or payable with respect to the three most recently completed years, payable on the 60th calendar day following the Termination Date.

(D)          For 12 months following the Termination Date, the Company will reimburse the PRESIDENT for the cost (on a grossed-up basis) of maintaining health benefits under a group health plan of the Company or a subsidiary of the Company.  For the avoidance of doubt, the foregoing will not cover any short term or long term disability insurance benefits.

b.             As a condition precedent to receiving the compensation and benefits provided under Section 3.a.(iii) of this Annex A2, the PRESIDENT shall execute the waiver and release attached to this Agreement as Exhibit A (the “Release”).  If the Release has not been executed and delivered to the Company within 60 calendar days following Termination Date, the Company will cease to have any obligations to make any payments or provide any benefits under Section 3.a.(iii) of this Annex A2, other than as required by law.

4.             Termination by the Company Without Cause or by the PRESIDENT for Good Reason in Connection With a Change in Control.

a.             Without derogating from any other rights granted under the Contract or law to the PRESIDENT, in the event of a Change in Control Termination, the Company shall pay the PRESIDENT the following amounts, and provide the PRESIDENT the following benefits, described in the balance of this Section 4 (collectively, the “Change in Control Payments”) in lieu of any other severance payments or benefits otherwise payable to the PRESIDENT under Section 3 of this Annex A2.

(i)            the Accrued Rights, and any shortfall between the sums accumulated in the severance component of the PRESIDENT’s Pension Arrangement and/or any alternative pension arrangement and the statutory severance pay under applicable law (if exist).

(ii)           A lump sum cash payment of the Resettlement Grant, payable to the PRESIDENT on the 60th calendar day following the Termination Date.

(iii)          A lump sum cash payment equal to the sum of (i) the Salary (as in effect on the Termination Date, or if higher, as of the date immediately prior to the first event or circumstance constituting Good Reason in connection with such departure) for 12 months, and (ii) the Target Bonus, or if higher, the Target Bonus for the year immediately prior to the year in which a Change in Control occurs, both multiplied by

1.5, payable to the PRESIDENT on the 60th calendar day following the Termination Date.

(iv)          A lump sum cash payment of a bonus equal to pro rata portion of the Target Bonus (as in effect on the Termination Date, or if higher, as of the date immediately prior to the first event or circumstance constituting Good Reason in connection with such departure), if any, that the PRESIDENT would have been entitled to receive pursuant to Section 4 of the Contract in such year (if such year had been completed) based upon the percentage of the fiscal year that shall have elapsed through the Termination Date and, to the extent relevant to the calculation of the PRESIDENT’s bonus, the PRESIDENT’s actual performance and assuming that VSI’s and the Company’s actual performance through the Termination Date were annualized through the end of such year, payable to the PRESIDENT on the 60th calendar day following the Termination Date.

(v)           As of the PRESIDENT’s Termination Date, all outstanding equity awards shall vest and become non-forfeitable, with any outstanding stock options immediately vesting and becoming exercisable, the restriction period (including any vesting requirements) on any restricted stock and restricted stock units held by the PRESIDENT shall lapse, and any other vesting requirements or conditions with respect to the foregoing or other equity-based awards (including any “phantom” awards) held by the PRESIDENT shall lapse and be disregarded, and such awards shall be settled in accordance with the terms of the plan and/or the applicable award agreement; provided that (i) in event the PRESIDENT holds one or more “tandem” awards, only one side of each such tandem award shall vest (pursuant to the terms and conditions of such awards) and (ii) notwithstanding the terms of the plan or the applicable award agreements, if VSI determines that the settlement of some or all of such awards in stock is not feasible at such time (for legal, regulatory, or other reasons), such awards will instead be settled in cash or cash-cancelled based on the fair market value of VSI’s stock at such time (as determined in good faith by the Board); all amounts or shares payable or deliverable under this paragraph to be paid or delivered to the PRESIDENT on the 60th calendar day following the Termination Date.

(vi)          For a period of 12 months following the Termination Date, the Company will reimburse the PRESIDENT for the cost (on a grossed-up basis) of maintaining health benefits under a group health plan of the Company or a subsidiary of the Company.  For the avoidance of doubt, the foregoing will not cover any short term or long term disability insurance benefits.

5.             [RESERVED]

6.                                             Legal Fees.  The Company shall pay to the PRESIDENT all reasonable legal fees and expenses incurred by the PRESIDENT in disputing any issue under Sections 4 or 10.4 to the Contract, or this Annex A2 relating to the termination of the PRESIDENT’s employment or in seeking in good faith to interpret, obtain or enforce any benefit or right provided by this Annex A2, in each case, regardless of the outcome.  Such payments shall be made within five days (but in any event no later than December 31st of the year following the year in which the PRESIDENT incurs the expenses) after delivery of the PRESIDENT’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, provided that (a) the amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, (b) the PRESIDENT’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit, and (c) the PRESIDENT shall not be entitled to reimbursement unless the PRESIDENT has submitted an invoice for such fees and expenses at least ten days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.

7.                                             Termination By the Company For Cause.   If the PRESIDENT’s employment is terminated by the Company for Cause, the PRESIDENT shall be entitled to receive the Accrued Rights. Nothing in this provision shall be read as derogating from the President’s rights under Section 8.7 of the Contract.

8.                                             Termination By the PRESIDENT Without Good Reason.   If the PRESIDENT resigns without Good Reason, the PRESIDENT shall be entitled to receive the following: (i) the Accrued Rights, and any shortfall between the sums accumulated in the severance component of the PRESIDENT’s Pension Arrangement and/or any alternative pension arrangement and the statutory severance pay under applicable law (if exist); (ii) A lump sum cash payment of the Resettlement Grant, payable to the PRESIDENT on the 60th calendar day following the Termination Date.

9.                                             Death.  Without derogating from any other rights granted under the Contract or law to the PRESIDENT, upon termination of the PRESIDENT’s employment due to the PRESIDENT’s death, the PRESIDENT’s estate or, where the law requires, the next of kin, shall be entitled to receive:

a.             the Accrued Rights, and any shortfall between the sums accumulated in the severance component of the PRESIDENT’s Pension Arrangement and/or any alternative pension arrangement and the statutory severance pay under applicable law (if exist).

b.             a lump sum cash payment of the Resettlement Grant, payable to the PRESIDENT’s estate the PRESIDENT’s successors according to law on the 60th calendar day following the PRESIDENT’s day of death,

c.             A lump sum cash payment of the Pro Rata Bonus, if any, payable as provided in Section 3 of this Annex A2, and

d.             For 12 months following the PRESIDENT’s death, the Company will reimburse the PRESIDENT’s spouse and eligible dependents for the cost (on a grossed-up basis) of maintaining health benefits for the PRESIDENT’s spouse and eligible dependents under a group health plan of the Company or a subsidiary of the Company.  For the avoidance of doubt, the foregoing will not cover any short term or long term disability insurance benefits.

10.                                           Disability.  Without derogating from any other rights granted under the Contract or law to the PRESIDENT, upon termination of the PRESIDENT’s employment due to his Disability, the PRESIDENT shall be entitled to receive:

a.             the Accrued Rights, and any shortfall between the sums accumulated in the severance component of the PRESIDENT’s Pension Arrangement and/or any alternative pension arrangement and the statutory severance pay under applicable law (if exist).

b.             a lump sum cash payment of the Resettlement Grant, payable to the PRESIDENT on the 60th calendar day following Termination Date,

c.             A lump sum cash payment of the Pro Rata Bonus, if any, payable as provided in Section 3 of this Annex A2,

d.             A lump sum cash payment equal to the greater of (i) six (6) months or (ii) the number of full and partial months from the Termination Date and until the date on which the PRESIDENT would be eligible to receive benefits under the Company’s long-term disability plan applicable to the PRESIDENT (but in no event more than 12 months) (such greater period, the “Overlap Period”) of the PRESIDENT’s Salary, as in effect on the Termination Date, payable on the 60th calendar day following the Termination Date.

e.             For a period equal to the Overlap Period following the Termination Date, the Company will reimburse the PRESIDENT for the cost (on a grossed-up basis) of maintaining health benefits under a group health plan of the Company or a subsidiary of the Company.  For the avoidance of doubt, the foregoing will not cover any short term or long term disability insurance benefits.

11.           Change in Control.  Upon a Change in Control (as defined herein or in the applicable stock incentive compensation plan), if outstanding equity awards held by all senior executives of VSI are not assumed in connection with such Change in Control, all of the PRESIDENT’s outstanding equity awards shall vest and become non-forfeitable, with any outstanding stock options immediately vesting and becoming exercisable, the restriction period (including any vesting requirements) on any restricted stock and restricted stock units held by the PRESIDENT shall lapse, and any other vesting requirements or conditions with respect to the foregoing or other equity-based awards

(including any “phantom” awards) held by the PRESIDENT shall lapse and be disregarded.  For purposes of this Section 11, an equity award shall be considered assumed if, and only if, each of the following conditions are met: (i) stock options and stock appreciation rights are converted into a replacement award in a manner that complies with Section 409A and preserves the intrinsic value of the equity award on the date of the Change in Control; (ii) restricted stock units and restricted stock awards are converted into a replacement award covering a number of shares of common stock of the entity effecting the Change in Control (or a successor or parent corporation), as determined on a basis no less favorable to the holder of such award than the treatment applied to shareholders generally; provided that to the extent that any portion of the consideration received by holders of VSI common stock in the Change in Control transaction is not in the form of the common stock of such entity (or a successor or parent corporation), the number of shares covered by the replacement award shall be based on the average of the high and low selling prices of the common stock of such entity (or a successor or parent corporation) that is the subject of the replacement award on the established stock exchange on the trading day immediately preceding the date of the Change in Control; (iii) the replacement award contains provisions for scheduled vesting, attainability of performance targets (if applicable) and treatment on termination of employment (including the definition of Cause and Good Reason as set forth in the controlling document) that are no less favorable to the holder than the underlying award being replaced (including taking into account any provisions of any employment agreement), and all other terms of the replacement award (other than the security and number of shares represented by the replacement award) are no less favorable to the holder than the underlying award; and (iv) the security represented by the replacement award is of a class that is publicly held and traded on an established stock exchange.  In the event the PRESIDENT’s awards are assumed in connection with a Change in Control in accordance with this Section 11, his underlying award(s), and any replacement award(s), shall be treated no less favorably than the standards set forth in clauses (i) through (iv) of the preceding sentence.

Exhibit A

RELEASE

This Release (the “Release”) is entered into by and between Verint Systems Ltd., company number 512704867, at                                             (the “Company”) and Mr. Meir Sperling, ID 004187050, at                                          (“Meir”).

Whereas:                                             the Company and Meir previously entered into an Employment Contract dated                                 , 2011 (the “Employment Contract”); and

Whereas:                                             the employment relations between the Company and Meir [were terminated] [will terminate] on                            (the “Termination Date”); and

Whereas:                                             pursuant to Section 3(b) to Annex A2 of the Employment Contract, Meir is entitled to certain payments and benefits upon such termination, contingent upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the Company and Meir agree as follows:

1.                                       On or around the Termination Date, a final settlement of account will be carried out and the Company will send letters of release to the relevant insurance companies releasing to Meir all sums (including sums on account of severance pay), accrued in the pension funds and study fund (the “Release Letters”), and will pay Meir an additional gross amount of NIS                           , to cover all Meir’s entitlements under any law or agreement, all as detailed in Exhibit A1 attached herein.

2.                                       In addition, the Company will grant Meir all the payments and benefits specified under Section 3(a)(iii) to Annex A2.

3.                                       Subject to Section 5 below, the release and the receipt of the above sums and benefits shall constitute full and final settlement of everything owed to Meir by the Company, its affiliates, including Verint Systems Inc. (the “Parent Company”) and anyone on their behalves (together the “Group”), with respect to the employment relationship between Meir and the Company or its termination.

4.                                       Meir hereby confirms that, subject to Section 5 below, upon receipt of the above sums and benefits, neither he nor anyone on his behalf will have any claim or demand against the Group and anyone on their behalves with respect to his employment with the Company and its termination.

The Company and/or the Parent Company on behalf of themselves and on behalf of any other member of the Group hereby release and discharge Meir from all claims and demands which they and/or any other member of the Group may have had, have now or will have, against Meir arising out of or in connection with his employment with the Company and its termination.

5.                                       The parties hereto acknowledge and agree that the release contained in Section 3 does not, and shall not be construed to, release or limit the scope of any existing obligations of the Company and/or the Parent Company towards Meir or anyone on his behalf which intended to survive the termination of Meir’s employment, although not included in Exhibit A1, including but not limited to: (i) indemnification obligations towards Meir for his acts as an officer or director of Company in accordance with the Articles of Association of the Company, the indemnification agreement entered with Meir dated                and the policies and procedures of Company that are presently in effect, and/or the undertaking to provide director’s and officer’s insurance to Meir; (ii) any obligation toward Meir and his eligible, participating dependents or beneficiaries under any existing group welfare or retirement plan of the Company or the Parent Company in which Meir and/or such dependents are participants or, (iii) any obligation toward Meir with respect to any other vested benefit under the Group’s benefit plans, including any of the Group’s, equity compensation plans, in accordance with the terms of such plans or related award agreements.

6.                                       Each party to this Release undertakes to preserve the reputation of the other party, and to refrain from any act or omission which is likely to harm such reputation.

7.                                       The Parties declare that they have voluntarily entered into this Release, after receiving independent legal advice and being represented by legal counsel, and are signing this Release with a full understanding of its terms.

Meir acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice. In the event Meir elects to sign this Release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days.  Meir further understands that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by                            within the 7 day period. Meir further acknowledges that he has carefully read this Release, knows and understands its contents and its binding legal effect. Meir acknowledges that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.]

8.                                       This Release shall be governed by and construed in accordance with the laws of the State of Israel.

IN WITNESS WHEREOF, the Parties have executed this Release on the date first above written.

VERINT SYSTEMS LTD.	Meir Sperling

By:	Date:
Name:
Title:
Date:

Confirmation:

We hereby confirm that we have read the above Release, agree with its content and undertake as detailed there.

VERINT SYSTEMS INC.

By:
Name:
Title:
Date: